Exhibit 99.1

Athenex to Acquire Kuur Therapeutics to Expand Cell Therapy Development with Off-the-Shelf Engineered CAR-NKT Platform

•	Transformative, leading allogeneic NKT cell platform technology expands Athenex’s cell therapy development capability

•	Platform has broad applications based on transducing NKT cells with chimeric antigen receptors (CARs) and T cell receptors (TCRs) to target hematological and solid cancers, respectively

•	Total potential consideration of $185 million, comprising $70 million upfront primarily in Athenex common stock, and $115 million in development milestones

Buffalo, N.Y., May 4, 2021 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, led by its Orascovery platform, today announced that it has acquired Kuur Therapeutics, Inc., the leading developer of off-the-shelf CAR-NKT cell immunotherapies for the treatment of solid and hematological malignancies.

“We are excited to add Kuur Therapeutics and its innovative allogeneic CAR-NKT technology to the Athenex platform,” said Dr. Johnson Lau, Chief Executive Officer of Athenex. “Kuur’s innovative technology, combined with our TCR program, could propel us into a leadership position in cell therapy. This platform also has the potential to provide synergies with other assets in our pipeline.”

Dr. Dan Lang, President of Athenex Cell Therapy added, “We are thrilled to combine our TCR program with the groundbreaking NKT cell platform developed by Professor Leonid Metelitsa at Baylor College of Medicine and Texas Children’s Hospital. We are confident that we can continue to innovate on the NKT cell platform with Dr. Metelitsa to provide a solution that may address some of the known limitations associated with the first generation of cell therapy treatments focused on autologous CAR-T. We aspire to convert cancer into a chronic disease.”

Under the terms of the agreement, Athenex will pay $70 million upfront to Kuur shareholders and certain of its former employees and directors, comprised primarily of equity in Athenex common stock. Additionally, they are eligible to receive up to $115 million of milestone payments, which may be paid, at Athenex’s sole discretion, in either cash or additional Athenex common stock (or a combination of both).

Kevin S. Boyle, Sr., Chief Executive Officer of Kuur stated, “CAR-NKT cells offer a distinct set of advantages over other immune effector cells commonly used for cell therapy. We are excited that the leadership at Athenex recognizes the significant potential of this approach to provide effective treatment options for patients with both solid and hematological tumors. The development of these innovative therapies will be accelerated by combining Kuur’s experienced team with the extensive resources of Athenex.”

About the CAR-NKT Platform and Pipeline

Natural killer T (NKT) cells are innate-like T lymphocytes that express a semi-invariant TCR and preferentially reside in and traffic to tissues, including the liver and bone marrow. Evidence suggests that NKT cells do not mediate graft-versus-host-disease (GvHD) making them an ideal candidate for off-the-shelf CAR therapy. In addition to this differentiated cellular biology, the CAR constructs are engineered to:

•	Secrete IL-15 to improve their activation, persistence and anti-tumor activity

•	Down-regulate human leukocyte antigen (HLA) class I and II to diminish their alloreactivity and improve persistence in allogeneic recipients

As described in Kuur’s January 2021 press release, the GINAKIT2 clinical trial, is a phase I study of KUR-501, an autologous CAR-NKT cell product, targeting GD2 in patients with relapsed/refractory (R/R) high risk neuroblastoma conducted at Baylor College of Medicine (BCM) and Texas Children’s Hospital.

Out of 10 evaluable patients, one complete response (CR) and one partial response (PR) have been observed to date, with stable disease (SD) in three additional patients. Tumor biopsy shows CAR-NKT cells homing to the neuroblastoma tumor site at all dose levels, which is an important biological property of NKT cells. KUR-501 has so far demonstrated a promising safety profile, with only one case of grade two cytokine release syndrome (CRS) and no cases of immune effector cell-associated neurotoxicity syndrome (ICANS).

Additional data on the GINAKIT2 phase I study will be presented at the American Society of Gene & Cell Therapy (ASGCT) 24th Annual Meeting on May 14, 2021.

The ANCHOR clinical trial is an ongoing phase I study of KUR-502, an allogeneic (off-the-shelf) CAR-NKT cell product, targeting CD19 in adult patients with relapsed/refractory lymphoma and leukemia conducted at BCM.

Out of two evaluable patients, one CR and one PR have been observed to date at the lowest dose level of 1×107 cells/m2. One patient was initially observed to be a PR four weeks after infusion, but subsequently converted to a CR without additional therapy12 weeks later. Biopsy of the patient’s lymph node at five weeks after infusion, prior to conversion to CR status, revealed viable, allogeneic CD19 CAR-NKT cells. The patient with the PR had previously failed autologous CAR-T cell therapy. KUR-502 has so far demonstrated a promising safety profile with no CRS, no ICANS, and no evidence of GvHD.

In 2016, Kuur Therapeutics and BCM signed an exclusive licensing and co-development agreement around cellular immunotherapy products for the treatment of cancer. The co-development collaboration has been instrumental in advancing KUR-501 and KUR-502 into the clinic, and in advancing KUR-503 into IND-enabling preclinical studies. The collaboration accelerated the pioneering work of Dr. Leonid Metelitsa, Professor of Pediatrics – Oncology at BCM and Texas Children’s Hospital. Dr. Metelitsa and his team have shown the potential therapeutic advantages of functionally enhanced CAR-modified NKT cells. Dr. Metelitsa’s research team is part of Texas Children’s Cancer Center and the Center for Cell and Gene Therapy (CAGT) at BCM, Texas Children’s Hospital and Houston Methodist Hospital. The CAGT has more than 20 years of experience working with genetically modified immune cells for the treatment of cancer and has conducted more than 40 clinical studies investigating cellular immunotherapies for the treatment of cancer.

Cooley (UK) LLP is acting as the sole advisor to Athenex, Inc. and SVB Leerink is acting as financial advisor with HMB Legal Counsel acting as legal advisor to Kuur Therapeutics in connection with the transaction.

About KUR-501

KUR-501 is an autologous product in which NKT cells are engineered with a CAR targeting GD2, which is expressed on almost all neuroblastoma tumors, as well as other malignancies. KUR-501 is being tested in the phase 1 GINAKIT2 clinical study (NCT03294954) in patients with R/R high risk neuroblastoma. The single-arm study will evaluate six dose levels of KUR-501 with patients receiving pre-dose lymphodepletion chemotherapy consisting of cyclophosphamide and fludarabine.

Neuroblastoma is a pediatric cancer and patients with R/R high risk neuroblastoma have a poor prognosis and a significant unmet medical need. The KUR-501 development program is also designed to provide autologous proof-of-concept for CAR-NKT cells in solid tumors using a validated target.

The GINAKIT2 study is supported by Kuur Therapeutics and Alex’s Lemonade Stand Foundation, conducted by Kuur’s collaborator, BCM, and is currently recruiting patients.

About KUR-502

KUR-502 is an allogeneic product in which NKT cells are engineered with a CAR targeting CD19. KUR-502 is built on Kuur’s next-generation CAR-NKT platform with novel engineering capabilities that harness and enhance the unique properties of NKT cells. The NKT cells used in Kuur’s CAR-NKT platform have a semi-invariant TCR that does not distinguish between self- and non-self-tissues, making the cells unlikely to induce GvHD when given to another person.

The ANCHOR clinical study (NCT03774654) is a phase 1, first-in-human, dose escalation evaluation of KUR-502 in adults with R/R CD19 positive malignancies including B cell lymphomas, acute lymphoblastic leukemia (ALL), and chronic lymphocytic leukemia (CLL) The single-arm study will evaluate three dose levels with patients receiving lymphodepletion chemotherapy consisting of cyclophosphamide and fludarabine followed by infusion with KUR-502.

Patients with R/R CD19-positive malignancies have limited effective treatment options. While CD19-directed autologous CAR-T cells are now available for these patients, they are limited by a requirement for patient leukapheresis, delays to receive treatment due to the requirement for autologous manufacturing, and variable final product quality. Off-the-shelf KUR-502 is designed to overcome these limitations.

The ANCHOR study is being sponsored and conducted by Kuur’s collaborator, BCM and is currently recruiting patients.

About KUR-503

KUR-503 is an allogeneic product under development in the laboratory of Dr. Andras Heczey, Assistant Professor of Pediatrics in the Section of Hematology-Oncology at BCM and Texas Children’s Hospital. KUR-503 is unique product, in which NKT cells are engineered with a CAR targeting GPC3 (glypican-3) and like all of Kuur’s allogeneic products, is built on Kuur’s next-generation CAR-NKT platform. GPC3 is a molecule that is highly expressed on most hepatocellular carcinomas (HCC), but not normal liver or other non-neoplastic tissue, making it an ideal target. Because NKT cells traffic to the liver, prevent the formation of new HCC, and their presence in HCC is associated with better outcomes, this platform is an excellent vehicle for delivery of immune effector therapy for patients with HCC. HCC is now the fourth most common cause of cancer related death worldwide, with an estimated 750,000 new cases each year. Although there have been some recent approvals of new agents to treat advanced HCC, these patients still have poor outcomes and there is a significant unmet need.

KUR-503 is currently in preclinical development and the company is planning to initiate a first in human phase 1 clinical trial in 1H 2022.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform, and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) Cell therapy, and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. For more information, please visit www.athenex.com.

About Kuur Therapeutics

Kuur Therapeutics (formerly known as Cell Medica) is a clinical-stage biopharmaceutical company focused on the development of off-the-shelf CAR-NKT cell immunotherapies for the treatment of solid and hematological malignancies. The company’s revolutionary platform engineers CARs expressed by semi-invariant NKT cells, which combine features of T and NK cells, and is being developed in partnership with Baylor College of Medicine and Texas Children’s Hospital. Allogeneic cell therapy has the potential to be much faster and less expensive than patient-specific autologous products, and NKT cells offer several advantages over other cell types for allogeneic immunotherapy applications. NKT cells have the cytotoxic and anti-tumor properties of conventional T cells, but with other biological attributes that are expected to improve their ability to attack hematological and solid tumors. These include innate tissue and solid tumor homing properties, as well as endogenous anti-tumor activity based on the ability to eliminate immune suppressive cells and activate host immune cells within the tumor microenvironment.

About Baylor College of Medicine

Baylor College of Medicine in Houston is recognized as a premier health sciences university and is known for excellence in education, research, and patient care. It is the only private medical school in the greater southwest and is ranked 22nd among medical schools for research and 17th for primary care by U.S. News & World Report. Baylor is listed 20th among all U.S. medical schools for National Institutes of Health funding and No. 1 in Texas. Located in the Texas Medical Center, Baylor has affiliations with seven teaching hospitals and jointly owns and operates Baylor St. Luke’s Medical Center, part of CHI St. Luke’s Health. Currently, Baylor has more than 3,000 trainees in medical, graduate, nurse anesthesia, physician assistant, orthotics and genetic counselling, as well as residents and postdoctoral fellows. Follow Baylor College of Medicine on Facebook and Twitter

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,”

“expect,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals; our ability to scale our manufacturing and commercial supply operations for current and future approved products, and ability to commercialize our products, once approved; ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and our need and ability to raise additional capital; uncertainties around our ability to meet funding conditions under our financing agreements and access to capital thereunder; risks and uncertainties inherent in litigation, including purported stockholder class actions; risks and uncertainties related to the COVID-19 pandemic and its potential impact on our operations, supply chain, cash flow and financial condition; competition; intellectual property risks; uncertainties around our ability to successfully integrate acquired and merged businesses in a timely and cost-effective manner and to achieve synergies; risks relating to doing business internationally and in China; the risk of development, operational delays, production slowdowns or stoppages or other interruptions at our manufacturing facilities; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Investors:

Steve Rubis

Athenex, Inc.

Email: stevenrubis@athenex.com

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com

Tim McCarthy

LifeSci Advisors, LLC

Email: tim@lifesciadvisors.com

Kuur Therapeutics Contact

Stephanie Ascher

Stern Investor Relations, Inc.

212-362-1200

E-mail: Stephanie.ascher@sternir.com